                                                                     EXHIBIT 5.1



                [Letterhead of Wilson Sonsini Goodrich & Rosati]



                                 August 4, 2000

Informix Corporation
4100 Bohannon Drive
Menlo Park, California 94025

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 4, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional aggregate of 17,000,000 shares of the Company's Common Stock (the "Shares") reserved for issuance under the Company's 1998 Non-Statutory Stock Option Plan, the Company's 1994 Stock Option and Award Plan and the Company's 1997 Employee Stock Purchase Plan (each a "Plan" and collectively the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                         Very truly yours,

                                         /s/ Douglas H. Collom

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation